Exhibit 99.1

Intersect ENT Reports Third Quarter 2016 Results

Revenue Increased 30% Year Over Year; Gross Margin at 85%

MENLO PARK, Calif.—November 2, 2016—Intersect ENT, Inc. (NASDAQ:XENT), a company dedicated to improving the quality of life for patients with ear, nose and throat conditions, today reported financial results for the third quarter ended September 30, 2016.

•	Third quarter 2016 revenue was $18.5 million, representing a 30% increase over the third quarter 2015.

•	Third quarter 2016 gross margin was 85% compared to 80% in the third quarter 2015.

Key recent highlights include:

•	Reporting of positive topline results of the RESOLVE II clinical study. The study met both primary efficacy endpoints: reduction in nasal congestion and polyp burden. RESOLVE II, a 300-patient randomized, blinded, multi-center clinical trial, evaluated the placement of the investigational RESOLVE steroid releasing implant in the physician’s office.

•	Submission of a supplemental premarket approval (PMA-s) application to the U.S. Food and Drug Administration (FDA) to seek approval for PROPEL® ContourTM (formerly referred to as NOVA) steroid releasing implant for patients with chronic sinusitis.

•	Endorsement by the American Rhinologic Society (ARS) for the use of drug releasing implants, citing the volume of well-controlled studies supporting the use of implants that release steroids to the local tissues and highlighting the importance of reducing polyp burden and inflammation, which can result in delaying the time to revision surgery. The ARS also strongly stated its position that drug releasing implants are not investigational and should be made available to patients, when selected by the physician, in order to maximize outcomes.

“We are pleased to see the PROPEL® products continuing to gain adoption, including expanded usage of PROPEL® Mini following the recently approved frontal indication,” stated Lisa Earnhardt, president and CEO of Intersect ENT. “In addition to our commercial products, we advanced our pipeline considerably this quarter with the submission of the PMA-s for PROPEL Contour and the successful conclusion of the RESOLVE II trial.”

The company also noted that on November 1, 2016, the Centers for Medicare & Medicaid Services (CMS) released the 2017 Medicare Hospital Outpatient Final Rule, effective January 1, 2017, which implements a comprehensive ambulatory payment classification (APC) for upper airway procedures, including sinus surgery.

Ms. Earnhardt noted, “We continue to assess the impact of the Medicare ruling, which we believe has the potential to impact a limited segment of our business, approximately 8%. Based on our experience with private payors and their reaction to Medicare changes, we also believe that this ruling will have little to no near-term impact on our non-Medicare business. We remain focused on leveraging our compelling pipeline of products and the strength and tenure of our sales force to continue to deliver high value options for chronic sinusitis patients.”

Third Quarter 2016 Financial Results

Revenue for the third quarter of 2016 increased 30% to $18.5 million from $14.2 million for the same period of 2015. This increase in revenue is primarily attributable to continuing expansion of the adoption of PROPEL and PROPEL Mini, including for the newly expanded indication for PROPEL Mini.

Gross margin for the third quarter of 2016 was 85%, up from 80% for the same period of 2015. This increase in gross margin was due primarily to spreading the company’s manufacturing costs over higher production volumes and increased production efficiency and average selling price.

R&D expenses decreased by 12% to $4.2 million for the third quarter of 2016 from $4.8 million for the same period of 2015. This decrease was due to completion of enrollment of the RESOLVE II and PROGRESS clinical studies as well as R&D product manufacturing and testing expenses. SG&A expenses increased by 9% to $17.9 million for the third quarter of 2016 from $16.4 million for the same period of 2015. This increase resulted primarily from an increase in sales force headcount.

Net loss for the third quarter of 2016 was $6.2 million compared to $9.7 million for the same period of 2015. Third quarter 2016 basic and diluted net loss per share was $0.22 per share compared to $0.35 per share for the same period of 2015.

Cash, cash equivalents and short-term investments totaled $108.7 million as of September 30, 2016.

2016 Outlook

The company continues to expect 2016 revenue of approximately $78 million. The company is raising its annual outlook for gross margin to approximately 83% versus prior guidance 82%-83%. The outlook for 2016 operating expenses remains approximately $92 million and net use of cash is in the range of $22-$23 million for the year. (“Net use of cash” is the difference between the anticipated balances of cash and cash equivalents plus short-term investments at December 31, 2016 and the actual balances at December 31, 2015.)

Conference Call

Intersect ENT will host a conference call today at 4:30 p.m. ET to discuss the company’s third quarter 2016 results and business outlook. To access the conference call via the internet, go to the “Investors” section of the company’s web site at www.intersectENT.com. To access the live conference call via phone, dial 1-866-652-5200 and ask to join the Intersect ENT call. International callers may access the live call by dialing 1-412-317-6060.

A replay of the conference call may be accessed that same day after 8:00 p.m. ET at www.intersectENT.com or via phone at 1-877-344-7529 or 1-412-317-0088 for international callers. The reference number to enter the replay of the call is 10094295. The dial-in replay will be available for a week after the call and via the internet for approximately one month.

About Intersect ENT

Intersect ENT, Inc. is dedicated to improving the quality of life for patients with ear, nose and throat conditions. The company markets two steroid releasing implants, PROPEL and PROPEL Mini, which have been clinically proven to improve surgical outcomes for chronic sinusitis patients undergoing sinus surgery. In addition, Intersect ENT is developing a pipeline of steroid releasing implants designed to provide ENT physicians with options to treat patients with chronic sinusitis less invasively and more cost effectively. Chronic sinusitis is an inflammatory condition that can lead to debilitating symptoms and chronic infections, and is one of the most costly conditions to U.S. employers.

The PROPEL Contour and RESOLVE implants are investigational products and are not available for sale.

For additional information on the company or the products including risks and benefits please visit www.intersectENT.com.

INTERSECT ENT® and PROPEL® are registered trademarks and PROPEL Contour is a trademark of Intersect ENT, Inc.

Forward-Looking Statements

The statements in this press release regarding Intersect ENT’s continued growth, financial outlook, product development and the impact of Medicare and private reimbursement are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. These statements include Intersect ENT’s ability to provide solutions to improve surgical outcomes, Intersect ENT’s ability to expand the use and adoption of its current products and advance its pipeline, the impact on our business from the 2017 Medicare Hospital Outpatient Final Rule and the adoption of similar policies by private payors, and Intersect ENT’s projections about 2016 revenue, gross margin, operating expenses and cash usage. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties which are described in the company’s filings on Form 10-K, Form 10-Q and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site

(www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

XENT-F

Intersect ENT, Inc.

Jeri Hilleman, 650-641-2105

ir@intersectENT.com

Intersect ENT, Inc.

Condensed Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue	$18,468	$14,232	$54,477	$42,802
Cost of sales	2,788	2,877	9,115	8,573

Gross profit	15,680	11,355	45,362	34,229
Gross margin	85%	80%	83%	80%

Operating expenses:
Selling, general and administrative	17,905	16,420	53,093	43,157
Research and development	4,237	4,799	13,320	12,163

Total operating expenses	22,142	21,219	66,413	55,320

Loss from operations	(6,462)	(9,864)	(21,051)	(21,091)
Interest and other income, net	236	126	645	202

Net loss	$(6,226)	$(9,738)	$(20,406)	$(20,889)

Net loss per share, basic and diluted	$(0.22)	$(0.35)	$(0.72)	$(0.82)

Weighted average common shares used to compute net loss per share, basic and diluted	28,479	27,979	28,356	25,510

Intersect ENT, Inc.

Condensed Balance Sheets

(in thousands)

(unaudited)

	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash, cash equivalents and short-term investments	$108,683	$124,300
Accounts receivable, net	9,975	11,468
Inventory	7,169	3,949
Prepaid expenses and other current assets	1,415	1,495

Total current assets	127,242	141,212
Property and equipment, net	3,865	3,183
Other non-current assets	317	240

Total assets	$131,424	$144,635

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,235	$1,908
Accrued compensation	9,130	9,588
Other current liabilities	1,218	1,574

Total current liabilities	13,583	13,070
Deferred rent	1,107	1,334

Total liabilities	14,690	14,404
Total stockholders’ equity	116,734	130,231

Total liabilities and stockholders’ equity	$131,424	$144,635